Contact: Edward F. Seserko President and CEO (412) 681-8400
For Immediate Release July 22, 2015

EUREKA FINANCIAL CORP. ANNOUNCES EARNINGS
FOR THE THREE AND NINE MONTHS ENDED JUNE 30, 2015

Pittsburgh, Pennsylvania – Eureka Financial Corp., (the “Company”), the parent holding company for Eureka Bank (the “Bank”), Pittsburgh, Pennsylvania, today announced earnings for the three and nine months ended June 30, 2015.  For the three months ended June 30, 2015, the Company reported net income of $391,000 or $0.34 diluted earnings per share, as compared to net income of $402,000, or $0.34 diluted earnings per share, for the three months ended June 30, 2014.  For the nine months ended June 30, 2015, the Company reported net income of $1,144,000, or $0.98 diluted earnings per share, as compared to net income of $1,114,000, or $0.93 diluted earnings per share, for the nine months ended June 30, 2014.

The Bank, founded in 1886, is a federally chartered stock savings bank and operates two offices in Pittsburgh.  The Company’s common stock trades in the over-the-counter market under the symbol “EKFC.”

The foregoing material may contain forward-looking statements concerning the financial condition, results of operations and business of the Company.  We caution that such statements are subject to a number of uncertainties and actual results could differ materially and, therefore, readers should not place undue reliance on any forward-looking statements.  The Company does not undertake, and specifically disclaims, any obligation to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

	EUREKA FINANCIAL CORPORATION
	Selected Financial Data
	(Dollars in thousands except per share data)

	(Unaudited)
	June 30,	September 30,
	2015	2014

Total assets	$154,266	$152,187
Cash and investments	17,562	21,124
Loans receivable, net	133,130	128,030
Allowance for loan losses	(1,431)	(1,361)
Deposits	129,112	127,861
Total liabilities	130,882	129,493
Stockholders' equity	$23,384	$22,694

Nonaccrual loans	$302	$848
Repossessed assets	540	0
Total nonperforming assets	$842	$848

Allowance for loan losses to loans receivable, net	1.07%	1.06%
Nonperforming loans to net loans	0.23%	0.66%
Nonperforming assets to total assets	0.55%	0.56%
Book value per share	$19.37	$18.69
Number of common shares outstanding	1,207,408	1,213,986

	(Unaudited)		(Unaudited)
	Three Months Ended		Nine Months Ended
	June 30,	June 30,	June 30,	June 30,
	2015	2014	2015	2014

Interest income	$1,714	$1,708	$5,187	$5,070
Interest expense	211	209	623	663
Net interest income	1,503	1,499	4,564	4,407
Provision for loan losses	10	25	70	50

Net interest income after provision for loan losses	1,493	1,474	4,494	4,357
Noninterest income	20	46	79	87
Noninterest expense	937	912	2,837	2,730

Income before income taxes	576	608	1,736	1,714
Income tax expense	185	206	592	600

Net income	$391	$402	$1,144	$1,114